Exhibit (b)(4)

Notice Regarding the Results of the Special Offer to Purchase the Shares of Koor
Industries Ltd. (“Koor”)

In connection with the Schedule (‘Mifrat’) of the special offer to purchase dated August 30, 2006, as amended on September 18, 2006 (the “Schedule” and accordingly, the “Offer to Purchase”) to purchase up to 890,000 ordinary shares of NIS 0.001 par value each of Koor (the “Shares”), which was published by Discount Investments Company Ltd. (the “Offeror”), notice is hereby given by the Offeror, in accordance with the Securities Regulations (Purchase Offer) 5760-2000, that by the Initial Completion Date, notices of acceptance have been received in respect of 6,753,278.87 Shares, which constitute approximately 41% of the issued share capital of and the voting rights in Koor, as well as notices of objection in respect of 23,746.20 Shares, and thus the Offer to Purchase was accepted.

Pursuant to Section 331 of the Companies Law 5759-1999, offerees who did not give notice of their position regarding the Offer to Purchase, or which objected to it, may agree to the Offer to Purchase by Tuesday, October 3, 2006, at 5:00 p.m., Israel time, under the terms and conditions set in the Schedule.

Discount Investment Company Ltd.